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                                                                    EXHIBIT 10.4


Memorandum of Agreement made and entered into on the 24th day of July, 1997,

AMONG:
        ROBERT BOULARD

        (hereinafter referred to as "Boulard")

                                                        PARTY OF THE FIRST PART,

        - and -

        ALAN HAMER

        (hereinafter referred to as Hamer")

                                                       PARTY OF THE SECOND PART,

        (Boulard and Hamer, being hereinafter
        referred to collectively as the "Vendors")

        - and -

        ADVANCED ACCESSORY SYSTEMS CANADA INC. / LES
        SYSTEMS D'ACCESSOURY ADVANCED DU CANADA INC.

        (hereinafter referred to as the "Purchaser")

                                                        PARTY OF THE THIRD PART.


        WHEREAS the Vendors have agreed to sell and the Purchaser has agreed to purchase all the Vendors' issued and outstanding shares in the capital stock of the Corporation.

        NOW, THEREFORE, THIS AGREEMENT WITNESSETH AS FOLLOWS:

SECTION 1 - DEFINED TERMS

1.1 Where used herein the following terms have the following meanings respectively:

1.1.1   "Agreement" means this memorandum of agreement;

1.1.2 "Banking Day" means any day, Monday through Friday, inclusively, when Canadian chartered banks are open for business in the City of Toronto, Province of Ontario;


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                                      2


1.1.3 "Benefit Plans" means all pension, retirement, profit sharing, bonus, savings, compensation, incentive, severance, stock option, stock purchase, stock appreciation, group insurance, medical, hospitalization, disability, death and other similar plans, programs, arrangements or practices covering any or all of the past or present employees, shareholders, directors or officers of the Corporation; and "Benefit Plan" means any one of them;

1.1.4 "Best Efforts" means the taking by a party of all such actions as would be prudent in accordance with reasonable commercial practices as applied to the particular matter in question;

1.1.5 "Closing" means the completion of the transaction contemplated herein on the Closing Date, at the offices of Pinckard, Wyjad, 39 Dominion Street, Bracebridge, Ontario P1L 1T6, or such other place as the parties may agree upon;

1.1.6 "Closing Date" means July 9, 1997, or such other Banking Day as the parties may agree upon;

1.1.7 "1997 Financial Statements" means the financial statements of the Corporation for the period ended January 31, 1997, consisting of the unaudited balance sheet of the Corporation as at January 31, 1997, and the unaudited statements of earnings, retained earnings and changes in financial position for the period ending March January 31, 1997, and annexed hereto as Schedule 1.1.7;

1.1.8 "Constating Documents" means the constating documents of the Corporation annexed hereto as Schedule 1.1.8;

1.1.9   "Contracts" means the agreements, obligations and undertakings listed on
        Schedule 1.1.9 annexed hereto;

1.1.10  "Corporation" means Nomadic Sport Inc.;

1.1.11 "Environment" means surface waters, groundwater, drinking water supply, land surface, subsurface strata, air, both inside and outside of buildings and structures, and plant and animal life;

1.1.12 "Boulard Employment Agreement" means the employment agreement to be entered into between Boulard and Advanced Accessory Systems, LLC on the Closing Date annexed hereto as Schedule 1.1.12;

1.1.13 "Boulard Purchase Price" means One Hundred and Ninety Thousand, Six Hundred and Twenty Five ($190,625.00) Dollars;


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1.1.14  "Boulard Shares" means One Thousand, One Hundred and Twenty Five (1,125)
        Common shares in the capital of the Corporation;

1.1.15 "Governmental Authority" means any government or political subdivision thereof, whether federal, state, provincial, county, local, municipal or regional or any other governmental authority, any agency or instrumentality of any such government, political subdivision or other governmental authority, any court, arbitral tribunal or arbitrator, and any non-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law;

1.1.16 "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, hazardous material, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any constituent of any of same as such terms are regulated under or defined by any Environmental Law;

1.1.17 "Indemnified Party" has the meaning ascribed thereto in subsection 7.6 hereof;

1.1.18 "Indemnifying Party" has the meaning ascribed thereto in subsection 7.6 hereof;

1.1.19 "Hamer Purchase Price" means One Hundred and Nine Thousand, Three Hundred and Seventy Five ($109,375.00) Dollars;

1.1.20 "Hamer Shares" means Eight Hundred and Seventy Five (875) Common shares in the capital of the Corporation;

1.1.21  "Losses" has the meaning ascribed thereto in subsection 7.1 hereof;

1.1.22 "Non-Competition and Confidentiality Agreement" means the agreement to be entered into between the Corporation, Boulard, Hamer, Janet Boulard and the Purchaser on the Closing Date and annexed hereto as Schedule 1.1.22;

1.1.23 "Permits" means all permits, licenses, consents, certificates, authorizations and approvals required pursuant to applicable Environmental Laws;

1.1.24  "Purchase Price" means Three Hundred Thousand ($300,000.00) Dollars;

1.1.25 "Purchased Shares" means, collectively, the Boulard Shares, and the Hamer Shares;

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1.1.26  "Real Property" means the real property, together with all buildings, structures, fixtures and improvements thereon owned by the Corporation and described in Schedule 1.1.26;

1.1.27 "Real Property Mortgage" means the mortgages affecting the Real Property and annexed hereto as Schedule 1.1.27;

1.1.28 "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment;

1.1.29 "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Vendors contained in paragraphs 4.3.17 and 4.3.26 hereof;

1.1.30 "Taxes" (or "Tax" where the context requires) means all taxes, whether federal, provincial, local, municipal or otherwise (including, without limitation, income, profit, corporation, business, excise, sales, goods and services, value-added, franchise, withholding, capital, transfer, stamp, unemployment compensation, payroll, property and duties), whether or not measured in whole or in part by net income, and including interest and penalties with respect thereto;

1.1.31 "Third Party Claim" has the meaning ascribed thereto in subsection 7.8 hereof;

1.1.32 "Title Defect(s)" means any mortgage, deed of trust, lien, pledge, security interest, hypothec, charge (including any local improvement charge), right of first refusal, easement, servitude, restrictive covenant, encroachment or other survey or title defect, encumbrance or other restriction or limitation whatsoever, other than (i) any unperfected security interest for a purchase money obligation under the Personal Property Security Act (Ontario) incurred by the
        Corporation in the ordinary and usual conduct and course of its business; (ii) any registered restriction or covenant which runs with the Leased Real Property and/or the Real Property provided same is complied with and does not restrict in any material adverse respect the current use of the Leased Real Property and/or the Real Property by the Corporation; (iii) unregistered liens for taxes, assessments and governmental charges or levies not yet due; (iv) undetermined or inchoate privileges, liens or charges of mechanics, labourers or workmen, builders and contractors, suppliers of materials or others incidental to construction of improvements on the Leased Real Property and/or the Real Property incidental to maintenance or operation of the same and arising by operation of law, provided that claims for them have not yet been registered or filed pursuant to law and provided they relate to obligations not due and delinquent; (v) statutory privileges, liens and charges which relate to obligations incurred with respect to hydro-electric and other

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                                      5



        utility services and which are not overdue; (vi) servitudes, easements, rights-of-way and other similar rights in the nature of a servitude or easement which do not prevent or materially adversely affect the current use of the Leased Real Property and/or Real Property; (vii) zoning by-laws and ordinances and municipal by-laws and regulations and land use restrictions which do not materially, adversely affect the current use of the Leased Real Property and/or the Real Property;
        (viii) any reservations and exceptions expressed in the original grant from the Crown; (ix) title defects or irregularities which are of a minor nature and which, in the aggregate, do not materially, adversely affect the current use or value of the Leased Real Property and/or the Real Property; (x) any registered municipal or similar agreements and registered agreements with publicly regulated utilities provided the same have been complied with to date; (xi) any leases, the benefit of which form part of the property of the Corporation; and (xii) any encumbrance which the Purchaser has expressly agreed to assume or accept pursuant to the terms of this Agreement;

1.1.33 "To the best of their knowledge" means a statement of the declarants' knowledge of the facts or circumstances to which such qualification relates, after reasonable inquiry and investigation into issues brought to their attention or with respect to which they have knowledge.

SECTION 2 - SCHEDULES

2.1 The following are the Schedules annexed hereto and deemed to be a part hereof:


Schedule    1.1.7    -  1997 Financial Statements
Schedule    1.1.8    -  Constating Documents
Schedule    1.1.9    -  List of Contracts
Schedule    1.1.12   -  Boulard Employment Agreement
Schedule    1.1.22   -  Non-Competition and Confidentiality Agreement
Schedule    1.1.26   -  Real Property
Schedule    1.1.27   -  Real Property Mortgage
Schedule    4.3.3    -  Authorized Capital of the Corporation
Schedule    4.3.5    -  Powers of Attorney
Schedule    4.3.9    -  List and Condition and of Assets
Schedule    4.3.11   -  Intellectual Property
Schedule    4.3.12   -  Aged Listing of Accounts Receivable and Accounts
                        Payable
Schedule    4.3.16   -  Litigation
Schedule    4.3.18.1 -  Labour Relations Issues
Schedule    4.3.19   -  Benefit Plans
Schedule    4.3.20   -  Insurance


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Schedule    4.3.21   -  List of Employees
Schedule    4.3.22.1 -  Suppliers and Customers
Schedule    4.3.24   -  Related Transactions
Schedule    9.1.1    -  Vendors' Solicitors' Opinion
Schedule    9.1.3    -  Releases of Officers and Directors


SECTION 3 - PURCHASE AND SALE

3.1 Subject to subsection 9.2, on the Closing Date the Purchaser shall purchase the Boulard Shares and the Hamer Shares from Boulard and Hamer, respectively, and pay for same as follows and the Vendors, jointly and severally, agree as follows:

3.1.1 Boulard shall sell to the Purchaser, and the Purchaser shall purchase from Boulard, the Boulard Shares in consideration of the payment of the sum of One Hundred and Ninety Thousand, Six Hundred and Twenty Five ($190,625.00) Dollars (the "Boulard Purchase Price"), payable on closing:

3.1.2 Hamer shall sell to the Purchaser, and the Purchaser shall purchase from Hamer, the Hamer Shares in consideration of the payment of the sum of One Hundred and Nine Thousand, Three Hundred and Seventy Five ($109,375.00) Dollars (the "Hamer Purchase Price"), payable on closing:


SECTION 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1 Boulard hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the transaction contemplated hereby and that the Purchaser would not have entered into this Agreement without the same:

4.1.1   OWNERSHIP OF BOULARD SHARES
        Boulard is, on the date hereof, the legal and beneficial owner of One Thousand, One Hundred and Twenty Five (1,125) Common shares in the capital stock of the Corporation, and these are the only shares which he owns legally and beneficially in the Corporation, with good and marketable title, free and clear of any mortgage, lien, encumbrance, security interest, restriction or claim of any kind whatsoever. On Closing, Boulard will deliver to the Purchaser good and marketable title to the Boulard Shares free and clear of any mortgage, lien, encumbrance, security interest, restriction or claim of any kind whatsoever. The share certificates representing the Boulard Shares are true, genuine and subsisting, and nothing affects the validity of same;


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4.1.2   OPTIONS TO ACQUIRE BOULARD SHARES
        There are no outstanding options or other rights or agreements to purchase any of the Boulard Shares, and Boulard has not agreed to sell any of the Boulard Shares;

4.1.3   SHAREHOLDERS AGREEMENT
        None of the Boulard Shares is subject to any shareholders agreement, voting trust, escrow agreement or other agreement or restriction. Without limiting the generality of the foregoing, there is no restriction or limitation on the power of Boulard to vote any of the Boulard Shares. Boulard does not have and does not know of any other shareholder of the Corporation who has any interest, directly or indirectly, in any corporation, partnership, business trust, association, syndicate, joint venture or other business entity or organization of any kind whatsoever in competition or engaged in a similar business to that of the Corporation. Boulard has no material direct or indirect interest or ownership, or profit participation, in any outside business with which the Corporation has had significant transactions, or with which Boulard has had significant transactions, or which are competitors of the Corporation, and, to the best of the information and belief of Boulard, no other officer, director, or employee of the Corporation, has any such material direct or indirect, interest or ownership, or profit participation, in any outside businesses which have had significant transactions with the Corporation or which are its competitors;

4.1.4   LITIGATION
        There are no claims, actions, suits, arbitrations, investigations or other proceedings pending or threatened which affect any of the Boulard Shares;

4.1.5   AUTHORITY TO ENTER INTO AGREEMENT
        Boulard has the legal capacity and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the transaction contemplated hereby will not, with or without the giving of notice and/or the passage of time, or both, (i) violate any provision of law applicable to Boulard, or require any consent or approval of, or any filing with or notice to, any third party, governmental or otherwise, (ii) result in the loss of any right under or conflict with or result in a default of any provision or termination of or accelerate the date of performance of any obligation under any agreement, obligation or undertaking which affects the Boulard Shares. This Agreement constitutes a valid and binding obligation of Boulard enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity;


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4.1.6   RESIDENCE
        Boulard is not a "non-resident" for purposes of the Income Tax Act (Canada);

4.2 Hamer hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the transactions contemplated hereby and that the Purchaser would not have entered into this Agreement without the same;


4.2.1   OWNERSHIP OF HAMER SHARES
        Hamer is, on the date hereof, the legal and beneficial owner of Eight Hundred and Seventy Five (875) Common shares in the capital stock of the Corporation and these are the only shares which he owns legally or beneficially in the Corporation with good and marketable title, free and clear of any mortgage, lien, encumbrance, security interest, restriction or claim of any kind whatsoever. On Closing, Hamer will deliver to the Purchaser good and marketable title to the Hamer Shares, free and clear of any mortgage, lien, encumbrance, security interest, restriction or claim of any kind whatsoever. The share certificate representing the Hamer Shares is true, genuine and subsisting, and nothing affects the validity of same;

4.2.2   OPTIONS TO ACQUIRE HAMER SHARES
        There are no outstanding options or other rights or agreements to purchase any of the Hamer Shares, and Hamer has not agreed to sell any of the Hamer Shares;

4.2.3   SHAREHOLDERS AGREEMENT
        None of the Hamer Shares is subject to any shareholders agreement, voting trust, escrow agreement or other agreement or restriction. Without limiting the generality of the foregoing, there is no restriction or limitation on the power of Hamer to vote any of the Hamer Shares. Hamer does not have and does not know of any other shareholder of the Corporation who has any interest, directly or indirectly, in any corporation, partnership, business trust, association, syndicate, joint venture or other business entity or organization of any kind whatsoever in competition or engaged in a similar business to that of the Corporation. Hamer has no material direct or indirect interest or ownership, or profit participation, in any outside business with which the Corporation has had significant transactions, or with which Hamer has had significant transactions, or which are competitors of the Corporation, and, to the best of the information and belief of Hamer, no other officer, director, or employee of the Corporation, has any such material direct or indirect, interest or ownership, or profit participation, in any outside businesses which have had significant transactions with the Corporation or which are its competitors;



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4.2.4   LITIGATION
        There are no claims, actions, suits, arbitrations, investigations or other proceedings pending or threatened which affect any of the Hamer Shares;

4.2.5   AUTHORITY TO ENTER INTO AGREEMENT
        Hamer has the legal capacity and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time, or both, (i) violate any provision of law applicable to Hamer or require any consent or approval of, or any filing with or notice to, any third party, governmental or otherwise or (ii) result in the loss of any right under or conflict with or result in a default of any provision or termination of or accelerate the date of performance of any obligation under any agreement, obligation or undertaking which affects the Hamer Shares. This Agreement constitutes a valid and binding obligation of Hamer enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity; and

4.2.6   RESIDENCE
        Hamer is not a "non-resident" for purposes of the Income Tax Act
        (Canada).

4.3 The Vendors, jointly and severally, hereby represent and warrant to the Purchaser that the following representations and warranties are true and correct and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the transactions contemplated hereby and that the Purchaser would not have entered into this Agreement without the same:

4.3.1   CONSTATING DOCUMENTS
        The Corporation is a corporation duly organized, existing, subsisting under the laws of the Province of Ontario, has full corporate power to carry on its business as now conducted, and does not now carry on business in any jurisdiction other than Ontario, and does not own any assets in any jurisdiction other than Ontario, which would require qualification in another jurisdiction. Schedule 1.1.8 annexed hereto contains a true and complete copy of the constating documents of the Corporation, which have not been amended other than as reflected in said Schedule, and there is no application pending for the amendment of any of the same. The minute books and corporate records of the Corporation contain true and complete records of all the by-laws of the Corporation and all meetings and consents in lieu of meetings of the board of directors of the Corporation and their shareholders, and accurately and completely reflect all matters referred to in such minutes


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        and consents.  The share certificate book and the register of shareholders, directors and transfers of shares of the Corporation are complete and accurate. There is no claim, liability or obligation of the Corporation approved at any meeting of the shareholders or directors of the Corporation which is not set out or contained in the corporate records or minute book of the Corporation;

4.3.2   OPTIONS
        There are no outstanding subscriptions, calls, options, warrants or other agreements or rights to purchase or subscribe for any shares of the capital stock of the Corporation or to convert any obligation into shares of the capital stock of the Corporation and the Corporation has not agreed to issue or sell any shares of its capital stock or any securities of any kind;

4.3.3   CAPITAL STOCK
        Schedule 4.3.3 annexed hereto sets forth the authorized capital of the Corporation, and all of the shareholders of issued shares in the capital stock of the Corporation. All of the Purchased Shares are validly issued, fully paid and non-assessable;

4.3.4   SUBSIDIARIES
        The Corporation does not have any subsidiary or own any equity or other interest in any corporation, partnership, joint venture or other entity.

4.3.5   POWERS OF ATTORNEY
        Schedule 4.3.5 annexed hereto sets forth a true and complete list of (i) the name of each person with whom the Corporation maintains an account or safety deposit box and the names of all persons authorized to draw thereon or having access thereto and (ii) the name of each person holding a general or special power of attorney from the Corporation, and a true and complete copy thereof;

4.3.6   FINANCIAL STATEMENTS AND CLOSING FINANCIAL STATEMENTS
        The 1997 Financial Statements have been prepared from the books and records of the Corporation in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the period indicated and have been prepared upon a basis consistent with that of preceding years and present fairly, accurately and completely the financial position and results of operation of the Corporation as at the year ending January 31, 1997, including, without limitation, accruals or provisions for warranty claims, bonuses, vacation pay and Taxes within the bounds of reasonable materiality. Except to the extent reflected or reserved against in the 1997 Financial Statements, the Corporation has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent


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                                     11




        or otherwise, other than those incurred by the Corporation in the ordinary course of business since January 31, 1997.

4.3.7   SUBSEQUENT ACTIVITIES
        Without limiting the generality of paragraph 4.3.6 hereof, since January 31, 1997, there has not occurred any material adverse change in the condition, financial or otherwise, of the Corporation other than changes occurring in the ordinary course of business which changes, individually or in the aggregate, have not materially adversely affected the Corporation's business, financial condition or results of operations. Without limiting the generality of the foregoing, since January 31, 1997, the Corporation has not, directly or indirectly:

        4.3.7.1 declared or paid any dividend on its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock, or otherwise reduced its paid up capital or altered its capital stock,

        4.3.7.2 incurred any material obligation or liability or entered into any agreement, obligation, undertaking or transaction outside the ordinary and usual conduct and course of its business,

        4.3.7.3 except for the payment of bonuses to employees with respect to the year ended January 31, 1997, which bonuses are reflected in the 1997 Financial Statements, increased the salary, benefits, bonuses or other compensation of its officers, directors or employees or amended its existing group insurance or bonus plans or adopted any new Benefit Plan,

        4.3.7.4 sold, leased, mortgaged, pledged or otherwise encumbered or disposed of any of its material assets, rights or properties, except in the ordinary and usual conduct and course of its business,

        4.3.7.5 purchased or leased any additional material assets, rights or properties, except for purchases of inventory and supplies in the ordinary and usual conduct and course of its business,

        4.3.7.6 made any purchase commitment in excess of Five Thousand ($5,000.00) Dollars or made any changes in its selling, pricing, advertising or personnel practices,

        4.3.7.7 cancelled or released any material debts or material claims of customers,

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        4.3.7.8   made any material change in its accounting principles,
        policies or practices as heretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books, its earnings are ascertained or the methods or rates of depreciation or amortization employed,

        4.3.7.9 violated any material provision of any agreement, obligation or undertaking to which it is a party or by which it or any of its material assets, rights or properties may be bound, or

        4.3.7.10  agreed to do any of the things described in paragraphs
        4.3.7.1 through 4.3.7.9 hereof, inclusive;

        4.3.7.11 received any material items of income which are unusual or non-recurring;

        4.3.7.12 materially changed the manner in which the business and affairs of the Corporation are being conducted as at the date hereof.

        4.3.7.13 since the preparation of the 1997 Financial Statements, the Corporation has been subject to an audit of its Scientific Research and Experimental Claims for the years 1989 to 1996. Although a Notice of Assessment has not been issued, Revenue Canada has indicated that such Notice will have the following effect on shareholders deficit, income tax losses and undepreciated capital cost

                                              As reported      As revised
        Shareholders Deficit                     75,073          56,346
        Non Capital Loss carry-forward          284,220          42,909
        Undepreciated capital cost              228,226         550,699
        Investment tax credits                   47,849          39,071

4.3.8   TITLE TO ASSETS
        The Corporation is the legal and beneficial owner of, has good and marketable title to and possesses all its material properties, rights and assets free and clear of any Title Defect;

4.3.8.1 TITLE TO REAL PROPERTY
        The Corporation is the legal and beneficial owner of the Real Property, has good and marketable title to the Real Property, and it possesses the Real Property free of any Title Defect and free of any mortgages, liens or encumbrances, except the Real Property Mortgage, subject to usual qualifications on title.


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                                     13



4.3.9   LIST AND CONDITION OF ASSETS
        Schedule 4.3.9 annexed hereto sets forth a true and complete list of all the major fixed assets owned or used by the Corporation having a value in excess of Five Thousand ($5,000.00) Dollars, all of which are located at the Real Property. To the best of Boulard's knowledge all of the material assets and properties of the Corporation (i) are operating as required for the normal and ordinary conduct of the Corporation's business and have been serviced and maintained in the manner of a prudent owner and (ii) are adequate and sufficient for the continuing conduct of the business of the Corporation as now conducted, subject to normal wear and tear. There are no outstanding work orders relating to any of the assets, rights or properties of the Corporation which were received from or required by any Governmental Authority;

4.3.10  REAL PROPERTY
        4.3.10.1 The Corporation leases no real property. The Real Property is the only Real Property, which the Corporation owns, uses or occupies.

        4.3.10.2 except as set forth in Schedule 1.1.11 annexed hereto, the Corporation has not entered into any sublease, license or other agreement granting to any person any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof,

        4.3.10.3 all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are operating as required for the normal and ordinary conduct of the Corporation's business and have been serviced and maintained in the manner of a prudent owner. The continued existence, use, occupancy and operation of each such line and system is not dependent on the granting of any special permit, exception, approval or variance, and

        4.3.10.4 the Corporation has received all certificates of occupancy, permits, licenses, approvals and authorizations of all governmental authorities having jurisdiction over the Real Property, required to have been issued to the Corporation to enable the Real Property to be lawfully occupied and used by the Corporation for all of the purposes for which they are currently occupied and used, and each of the certificates, permits, licenses, approvals and authorizations have been lawfully issued and is in full force and effect and no action by the Corporation or the Purchaser is required in order that such certificates, permits, licenses, approvals and authorizations will remain valid following the completion of the transactions contemplated hereby, except such renewals as are required by applicable law;

        4.3.10.5 the Corporation does not own or hold, and is not obligated under or party to, any option, right of first refusal or other contractual right to purchase, use, lease, occupy, acquire, sell or dispose of the Real Property or any portion thereof or interest therein;

        4.3.10.6 there are no pending or, to the best of their knowledge, threatened expropriation proceedings affecting the Real Property or any part thereof or any sale or other disposition of the Real Property or any part thereof in lieu of expropriation.

4.3.11  INTELLECTUAL PROPERTY
        Schedule 4.3.11 annexed hereto is a true and complete list and copy of all Intellectual Property used by the Corporation in the conduct of its business, as currently conducted, none of which has been opposed or held unenforceable and each of which is in full force and effect. To the best of their knowledge, the Corporation is the absolute owner and has the sole and exclusive right to use the said Intellectual Property without making any payment to others or granting rights to others in exchange. To the best of their knowledge, there is no infringement by others of any of the said Intellectual Property. To the best of their knowledge, the operations of the Corporation do not infringe in any respect upon the Intellectual Property of any other person or entity and, without limiting the generality of paragraph 4.3.16 hereof, no other person or entity has claimed or threatened to claim the right to use any Intellectual Property set forth in Schedule 4.3.11 annexed hereto or to deny the right of the Corporation to use same. No license or sub-license has been granted by the Corporation with respect to any Intellectual Property. The completion of the transactions contemplated hereby will not limit the ownership of or the use by the Corporation of any of the Intellectual Property. To the best of their knowledge, no third party has any interest in any of the Intellectual Property. The Corporation has not conducted business under any name other than its corporate name;

4.3.12  ACCOUNTS RECEIVABLE AND PAYABLE
        Schedule 4.3.12 annexed hereto sets forth a true and complete (i) aged accounts receivable listing of the Corporation as of June 30, 1997, and
        (ii)
        aged accounts payable listing of the Corporation as of June 30, 1997. The accounts receivable of the Corporation reflected on the 1997 Financial Statements and those created after January 31, 1997, are genuine and bona fide receivables which arose in the ordinary course of business;

4.3.13  CONTRACTS
        The Vendors have delivered to the Purchaser a true and complete copy of each of the material written Contracts. The Corporation has no material verbal contracts. The Contracts represent all material agreements, obligations and undertakings to which the Corporation is a party or by which the Corporation or its assets may be bound. The Corporation is not in material violation of or in material default with respect to and no event has occurred which, with lapse of time or action by a third party, or both, would result in violation of or a material default with respect to any of the Contracts. Each of the Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms and, to the best of their knowledge, all parties to the Contracts (other than the Corporation) are in compliance with their material obligations thereunder. The Corporation has complied with and satisfied (and will have complied with and satisfied in calendar year 1994) all requirements relating to minimum purchase order and sales levels in the Contracts. The Corporation does not have any executory or open contracts with any customers. The aggregate outstanding purchase orders or purchase commitments do not exceed Twenty-Five Thousand ($25,000.00) Dollars;

4.3.14  QUALIFICATIONS
        The Corporation has not been required to suspend operations of its business or been liable for a fine or penalty as a result of the operation of its business. The Corporation has all licenses, permits, certificates and authorizations necessary for the conduct of its business as presently conducted and such licenses, permits, certificates and authorizations are validly issued, in full force and effect and the Corporation is in compliance therewith, and none of them will be affected by the transactions contemplated hereby;

4.3.15  COMPLIANCE WITH LAWS
        The Corporation has to date received no notice from any source that it is in material violation of any law, by-law, ordinance or regulation of any Governmental Authority applicable to the Corporation or to which the Corporation is subject;

4.3.16  LITIGATION
        Schedule 4.3.16 annexed hereto contains true and complete details of all claims, actions, suits, investigations, arbitrations and other proceedings pending or, to the best of their knowledge, threatened against the

        Corporation, including any opinions given to or discussions with any person or other entity which may lead to litigation in the future. The claims, actions, suits, investigations, arbitrations and other proceedings listed on Schedule 4.3.16 annexed hereto will not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Corporation. There are no product liability claims to which the
        Corporation is or has been subject.  There is   no order, decree,
        decision, ruling or judgment of any kind in existence enjoining or restraining the Corporation in any manner, or requiring the Corporation to take any action of any kind;

4.3.17  TAX MATTERS
        4.3.17.1 The Corporation (a) has paid all Taxes required to be paid by it through the date hereof or such Taxes have been recorded as a liability on the 1997 Financial Statements and (b) has duly and punctually filed all returns, reports and other forms related to Taxes required to be filed through the date hereof, each of which is true and complete in all respects,

        4.3.17.2 The liability of the Corporation for Taxes as of the date of the 1997 Financial Statements do not and will not, in either case, exceed the amount reserved for Taxes thereon and, other than in the ordinary course of business, such liability for Taxes will not increase from the date of the 1997 Financial Statements through the Closing Date,

        4.3.17.3 No penalties or other charges are or will become due with respect to the late filing of any Tax return of the Corporation required to be filed on or before the Closing Date,

        4.3.17.4 The Corporation has withheld from each payment made to each of its past and present shareholders, agents, employees, officers and directors all deductions required to be made therefrom and has paid same to the proper tax or other authorities,

        4.3.17.5 There has not been any Tax audit of any Tax return of the Corporation in the past ten (10) years,

        4.3.17.6 Each Tax return heretofore filed by the Corporation, correctly and accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required thereon and, without limiting the generality of paragraph 4.3.15 hereof, otherwise complies with applicable provisions of law,

        4.3.17.7 No extension of time is in force with respect to any date on which any Tax return was or is to be filed, and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax, and

        4.3.17.8 The Corporation is registered under the Excise Tax Act (Canada) and the Retail Sales Tax Act (Ontario);

4.3.18  LABOUR RELATIONS AND RELATIONS WITH EMPLOYEES
        4.3.18.1 Without limiting the generality of paragraph 4.3.15 hereof, and to the best of Boulard's knowledge and belief the Corporation is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours of work, other than that set out on Schedule 4.3.18.1 annexed hereto,

        4.3.18.2 There is no collective agreement or labour contract to which the Corporation is a party,

        4.3.18.3 To the best of Boulard's knowledge and belief there are no labour disruptions pending or, to the best of their knowledge, threatened against the Corporation and the Corporation is not involved in any controversy with any of its employees except in the ordinary and usual conduct and course of its business,

        4.3.18.4 There are no written employment agreements entered into by the Corporation. Without limiting the generality of paragraph 4.3.12 hereof, there is no agreement providing for a specified notice of termination or fixed term of employment. There is no director, officer or employee of the Corporation who, provided his or her common law rights are fulfilled, cannot be dismissed upon such notice as is required by the Employment Standards Act of Ontario, and

        4.3.18.5 To the best of their knowledge, there has never been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labour arbitration or proceeding in respect of the grievance of any employee or other labour dispute against or affecting the Corporation, or threatened against the Corporation. To the best of their knowledge, no application for the certification of a collective bargaining unit has been instituted or is pending or threatened. To the best of their knowledge, no fact, condition or circumstance exists which could provide the basis for any work stoppage or other labour dispute.

4.3.19  BENEFIT PLANS
        4.3.19.1 Schedule 4.3.19 annexed hereto contains a list of all the Benefit Plans to which the Corporation is a party. The Vendors have delivered to the Purchaser a true and complete copy of all the said Benefit Plans. Without limiting the generality of paragraph 4.3.15 hereof, all Benefit Plans are duly registered where required by law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in good standing under all applicable laws,

        4.3.19.2 There are no material outstanding defaults or violations by the Corporation of any obligation required to be performed by it in connection with any Benefit Plans. Without limiting the generality of the foregoing, there are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the best of our knowledge, threatened with respect to any of the Benefit Plans (other than routine claims for benefits) against the Corporation,

        4.3.19.3 Without limiting the generality of paragraph 4.3.14, all Benefit Plans which are funded plans are funded in accordance with their rules and all relevant laws and are fully funded on both a going-concern and a termination basis. Without limiting the generality of paragraph 4.3.14, all required employer contributions, premium payments and source-deducted employee contributions under the Benefit Plans have been made and remitted to the funding agents including, without limitation, all current service costs and special payments,

        4.3.19.4 The Vendors have delivered to the Purchaser true and complete copies of all documents embodying, related to or summarizing the Benefit Plans,

        4.3.19.5 No step has been taken to terminate any Benefit Plan and no liability has been incurred by the Corporation in connection with any Benefit Plan that has not been satisfied in full. There exists no agreement, decree or other binding provision which prohibits the termination of any Benefit Plan, and

        4.3.19.6 No promises or commitments have been made by the Corporation to amend any Benefit Plan or to provide increased benefits thereunder;

4.3.20  INSURANCE
        Schedule 4.3.20 annexed hereto contains a list of each insurance policy currently maintained by the Corporation. The Vendors have delivered to the Purchaser a true and complete copy of each of the said insurance policies. All such policies are in full force and effect and to the best of Boulard's knowledge and belief are not void or voidable and nothing has been done or omitted to be done by the Corporation that would make any such policy void or voidable. The Corporation has not failed to give any notice or present any claim under any insurance policy when due or in a timely fashion.
        No claim presented by the Corporation has been or continues to be disputed or is under negotiation, nor does any amount recoverable from any insurer in respect of any such claim remain unpaid;

4.3.21  EMPLOYEES
        Schedule 4.3.21 annexed hereto contains a true and complete a list of the employees of the Corporation detailing dates of hire, total remuneration including total salary and bonuses paid and position held. Each of the employees listed on Schedule 4.3.21 annexed hereto received compensation from the Corporation solely in consideration of services performed on their behalf. The salaries and bonuses of all officers and employees of the Corporation were paid entirely by the Corporation;

4.3.22  SUPPLIERS AND CUSTOMERS
        4.3.22.1 Schedule 4.3.22.1 annexed hereto contains a true and complete list of (i) the Corporation's five (5) largest suppliers detailing amounts purchased during the 1996 calendar year and the 1997 year to date from the Corporation's five (5) largest suppliers, and (ii) the Corporation's customers, and amounts of sales during the 1996 calendar year and the 1997 year to date in connection with the Corporation's Ten
        (10) largest customers by volume; and written details of all material customer complaints and warranty claims for each of the last three (3) fiscal periods of the Corporation which have not been resolved. The Corporation has not granted or consented to any mortgage, lien, pledge, security interest, charge or encumbrance in favour of any of its suppliers;

        4.3.22.2 Since March 31, 1994, no supplier or customer of the Corporation has cancelled or otherwise terminated or, to the best of their knowledge, threatened to cancel or otherwise terminate its relationship with the Corporation other than as set out on Schedule
        4.3.22.2 annexed hereto. To the best of their knowledge, there is no condition which adversely affects the supply of materials required to conduct the business of the Corporation. There is no reason to believe that the transactions contemplated by this Agreement will materially adversely affect the Corporation's relationship with any supplier or customer. The Vendors have no notice that any customers intend to cease dealing with the Corporation.

4.3.23  INVENTORY
        The inventory of the Corporation (including that reflected on the balance sheets forming part of the Financial Statements and the Closing Financial Statements) has been reflected in accordance with Canadian generally accepted accounting principles, consistently applied. Without limiting the generality of the foregoing, such inventory does not and will not include any obsolete, defective or excess items which have not been valued in accordance with Canadian generally accepted accounting principles, consistently applied;

4.3.24  RELATED TRANSACTIONS
        The Corporation does not have any indebtedness to any of its shareholders, directors, officers or employees, past or present, or any person not dealing at arms-length with any of such persons, except for current unpaid salaries and bonuses; and no shareholder, director, officer or employee, past or present, of the Corporation or any person not dealing at arms-length with any of such persons has any indebtedness to the Corporation, other than as set out on Schedule
        4.3.24 annexed hereto;

4.3.25  NO BROKER
        The Corporation has not employed, nor is the Corporation subject to any claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement;

4.3.26  PAID-UP CAPITAL
        There is no tax liability of the Corporation under parts IV, VII or VIII of the Income Tax Act (Canada). No property has been acquired by the Corporation pursuant to subsection 85(1) of the Income Tax Act (Canada). The paid up capital (as such expression is used in the Income Tax Act (Canada)) of the Shares of the Corporation's capital stock is identical to their stated capital under applicable corporate legislation;

4.3.27  NO GUARANTEES
        Without limiting the generality of paragraph 4.3.13 hereof, the Corporation is not a party to nor bound by any comfort letter, understanding or agreement of guarantee, indemnification, assumption or endorsement or any like commitment with respect to the liabilities or obligations of any third party, whether accrued, absolute, contingent or otherwise;

4.3.28  PRODUCT LIABILITY AND WARRANTIES
        To the best of their knowledge, but without limiting the generality of paragraph 4.3.14 hereof, the Corporation has marketed its products and services in accordance with all applicable truth-in-labelling, health and safety, truth-in-advertising, anti-fraud and other such laws which are applicable to the marketing of the Corporation's products and services. Subject to any warranty required by law (including, without limitation, pursuant to the Sale of Goods Act of Ontario), the Corporation has not issued any warranty to, nor had any other understanding or made any other agreement with, any customer relating to warranties, including warranties, understandings or agreements relating to the quality or condition of any products or services sold by the Corporation.

4.3.29  GRANTS AND SUBSIDIES
        Without limiting the generality of paragraphs 4.1.5 and 4.2.5 hereof, neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will result in any obligation or liability of the Corporation or the Purchaser to repay, in whole or in part, any grant, subsidy, loan or other benefit which has been paid to or for the benefit of the Corporation, nor will the Corporation suffer any reduction in the amount of, loss of right to or any adverse change in the terms and conditions of any grant, subsidy, loan or other benefit paid to or for the benefit of the Corporation or which are or may become payable to the Corporation after the date hereof;

4.3.30  ENVIRONMENTAL CLAIMS
        To the best of their knowledge, there has been no material Release by the Corporation (or, to the best of their knowledge, any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Leased Real Property or the Real Property) of Hazardous Substances in, under or on the Leased Real Property or the Real Property and the Leased Real Property and the Real Property are free of any material contamination by the Corporation (or, to the best of their knowledge, any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Leased Real Property and the Real Property) of the Environment by Hazardous Substances therein or thereon,

4.3.31  ACCURACY OF INFORMATION
        4.3.31.1 The Vendors have made or caused to be made reasonable inquiry with respect to each covenant, agreement, obligation, representation and warranty contained in this Agreement, and any certificates or other documents referred to herein or furnished to the Purchaser pursuant hereto, and to the best of Boulard's knowledge and belief, none of the aforesaid covenants, agreements, obligations, representations, warranties, certificates or documents contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation, warranty, certificate or other document not misleading, and

        4.3.31.2 To the best of their knowledge, there is no fact, condition or circumstance which (i) materially adversely or in the future may (so far as the Vendors can now reasonably foresee) materially adversely affect the business, operations, properties, prospects, or condition of the Corporation or the ability of the Vendors to perform this Agreement or (ii) relates to the business of the Corporation and might reasonably be expected to deter a person carrying on a like business from consummating the transactions hereby contemplated.

SECTION 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 The Purchaser hereby represents and warrants to the Vendors that the following representations and warranties are true and correct and acknowledges that the Vendors are relying upon such representations and warranties in connection with the transactions contemplated hereby and that the Vendors would not have entered into this Agreement without the same:

5.1.1   CORPORATE ORGANIZATION, QUALIFICATIONS, ETC.
        The Purchaser is duly incorporated and organized and is a validly existing corporation and is current with respect to filings required under the laws of its jurisdiction of incorporation; the Purchaser has all the requisite power and authority to own, lease and operate its properties and carry on its business as presently conducted;

5.1.2   AUTHORITY TO ENTER INTO AGREEMENT
        The Purchaser has the necessary corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time, or both, (i) violate any provision of law applicable to the Purchaser or, require any consent or approval of, or any filing with or notice to, any third party, governmental or otherwise, (ii) conflict with or result in a default of any provision or termination of or accelerate the date for performance of any obligation under any agreement to which the Purchaser is a party or by which it may be bound
        (iii) result in the creation of any Title Defect upon any of its property or assets or (iv) conflict with or result in a default of any provision or termination of any of its constating documents or by-laws. All necessary corporate action has been taken by the Purchaser in order to authorize the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity;


SECTION 6 - SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

6.1 The representations and warranties set forth herein and in any document, certificate or other instrument expressly required to be delivered by or on behalf of any party pursuant hereto and the covenants and agreements of the parties set forth herein shall survive the Closing Date, notwithstanding any investigation concluded by any of the parties hereto, until one year from the Closing Date, other than (i) the representations and warranties relating to any Tax Claim as set out in paragraphs 4.3.17 or 4.3.26 hereof, which shall survive the Closing Date until the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation
(after taking into account any extensions, provided same have not been requested by either the Purchaser or the Corporation) or (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations and (ii) the representations and warranties contained in subsections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5 and
4.1.6 hereof and in paragraphs 4.2 and 5.1 hereof, each of which shall survive the Closing Date for a period of three (3) years from the Closing
Date.

SECTION 7 - INDEMNIFICATION

7.1 The Vendors shall indemnify and save harmless the Purchaser from and against any claims, demands, actions, causes of actions, judgments, damages, losses (which shall include any diminution in value), liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' and experts' fees and disbursements) any claims, demands, actions, causes of actions, judgments, damages, losses (which shall include any diminution in value), liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' and experts' fees and disbursements) shall be collectively referred to as the "Losses") which may be made against the Purchaser or the Corporation or which any of them may suffer or incur as a result of, arising out of or relating to:

7.1.1 any violation, contravention or breach of any covenant, agreement or obligation of the Vendors under or pursuant to this Agreement;

7.1.2 any incorrectness in, or breach of, any representation or warranty made by the Vendors in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement (other than in connection with subsections 4.1 or 4.2 hereof);


7.2 Boulard shall indemnify and save harmless the Purchaser from and against any Losses which may be made against the Purchaser or the Corporation or which any of them may suffer or incur as a result of, arising out of or relating to any incorrectness in, or breach of, any representation or warranty made by Boulard in subsection 4.1 hereof or in any certificate or other document delivered or given by Boulard pursuant hereto in connection with subsection 4.1 hereof.

7.3 Hamer shall indemnify and save harmless the Purchaser from and against any Losses which may be made against the Purchaser or the Corporation or which any of them may suffer or incur as a result of, arising out of or relating to any incorrectness in, or breach of, any representation or warranty made by Hamer in subsection 4.2 hereof or in any certificate or other document delivered or given by Hamer pursuant hereto in connection with subsection 4.2 hereof.

7.4 The Purchaser shall indemnify and save harmless the Vendors from and against any Losses which may be made against the Vendors or which the Vendors may suffer or incur as a result of, arising out of or relating to:

7.4.1 any violation, contravention or breach of any covenant, agreement or obligation of the Purchaser under or pursuant to this Agreement;

7.4.2 any incorrectness in, or breach of, any representation or warranty made by the Purchaser in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement; and

7.4.3 any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any person containing allegations which, if true, would constitute an event described in subsection 7.4.1 or 7.4.2 hereof.

7.5 The party or parties providing indemnification hereunder (the "Indemnifying Party") shall jointly and severally in the case of paragraph
7.1 and severally only, in the case of paragraphs 7.2 and 7.3, reimburse, on demand, to the party or parties being indemnified hereunder (the "Indemnified Party") the amount of any Losses suffered or incurred by the Indemnified Party, as of the date that the Indemnified Party incurs any such Losses, together with interest thereon from the aforesaid date until payment in full at the rate per annum equal to the rate announced by the Toronto-Dominion Bank in Toronto from time to time as its reference rate for determining the rate of interest charged to its most credit-worthy customers for commercial loans in Canadian currency, plus two percent (2%).

7.6 Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this
Section 7. In circumstances where the Indemnifying Party is notified of such cause but not promptly, the Indemnifying Party shall not be relieved from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify promptly materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Section 7.

7.7 If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third
Party Claim"), in respect of a matter for which the Indemnifying party has agreed in this section 7 to indemnify the Indemnified party, then the Indemnifying Party shall have the right, after receipt of the

Indemnified Party's notice under subsection 7.6 hereof and upon giving written notice to the Indemnified Party within ten (10) Banking Days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

7.7.1 the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

7.7.2 the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

7.7.3 the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim;

7.7.4 legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

7.8 The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

7.8.1 the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party or the Corporation to admit any wrongdoing or take or refrain from taking any action;

7.8.2 the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably.

7.9     If the Indemnifying Party fails:

7.9.1 within fifteen (15) Banking Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with subsection 7.6 hereof, or

7.9.2 to comply at any time with any of paragraphs 7.7.1 through 7.7.4 (inclusive) hereof,

then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Corporation to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

7.10 The obligations of indemnification set out in subsections 7.1, 7.2, 7.3 and 7.4 hereof shall survive the Closing as to time, in accordance with the limitations regarding survival of representations and warranties set forth in
Section 6.

7.11 The rights, recourses and remedies provided to an Indemnified Party under this Section 7 are cumulative with any other right such Indemnified Party may have or may hereafter acquire under any applicable law or in equity, any provision of this Agreement or otherwise, and any right, recourse or remedy of such Indemnified Party may be asserted completely against the Indemnifying Party, without regard to the rights, recourses or remedies the Indemnified Party may have against any third party.

7.12 The Vendors, jointly and severally, and the Purchaser agree to provide each other with such assistance as may reasonably be requested in connection with Tax matters relating to any taxable period, including but not limited to, providing information with respect to the preparation of any Tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes, or any Tax Claim. The Purchaser will cause the Corporation to retain all books and records that relate to any Tax return, audit or examination, proceedings, or determination of the Corporation for a period of not less than five (5) years following the filing date of such Tax return.

SECTION 8 - INTERIM PERIOD

8.1 The Vendors, jointly and severally, covenant that during the Interim Period, they shall:

8.1.1 cause the Corporation to (a) timely pay all Taxes required to be paid by it after the date hereof and on or before the Closing Date; and (b) duly and punctually prepare and file, in a manner consistent with the prior years and applicable laws and regulations, all returns for Taxes required to be filed after the date hereof and on or before the Closing Date;

8.1.2 promptly notify the Purchaser, in writing, of the existence of any fact, event, condition or occurrence, which comes to their attention, which may alter the accuracy or truth of any representation or warranty on their part contained herein, or result in such representation or warranty being incorrect;

8.1.3 cause the Corporation to carry on business in the ordinary course, and use its best efforts to preserve its business organization and goodwill, maintain its relationships with suppliers, customers and others having business relations with it and retain in its employ all of its employees;

8.1.4 use their Best Efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in subsection 9.2 hereof;

8.1.5 cause to be afforded to the Purchaser, and its representatives, at reasonable times and on reasonable notice, complete access to the Real Property, as well as to the assets, rights, properties, books, files and records of, and all other documents and data relating to, the Corporation (including the right to make copies and extracts thereof) and all officers and employees of the Corporation shall cooperate with such individuals;

8.1.6 ensure that the Corporation does not make or promise any change in the compensation, rate of compensation, commissions or bonuses payable by it, pay any bonus, profit-sharing or other extraordinary compensation of any kind or adopt or enter into any additional Benefit Plan.

8.1.7 not to enter into discussions or negotiations with any third party relating to the sale of any of the Purchased Shares, or the issuance of any shares in the capital stock of the Corporation; and ensure that the Corporation does not enter into any discussions or negotiations with any third party relating to the merger, sale or other disposition of any of the assets of the Corporation, except for sales of inventory in the ordinary and usual conduct and course of its business.

8.2     The Purchaser covenants that during the Interim Period it shall:

8.2.1 promptly notify the Vendors, in writing, of the existence of any fact, event, condition or occurrence, which comes to its attention, which may alter the accuracy or truth of any representation or warranty on its part contained herein, or result in such representation or warranty being incorrect; and

8.2.2 use its Best Efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in subsection 9.5 hereof.

SECTION 9 - CLOSING AND CLOSING CONDITIONS

9.1     On the Closing Date, the Vendors, jointly and severally, undertake to:

9.1.1 cause to be delivered to the Purchaser the opinion of the Vendors' solicitors, dated the Closing Date, in the form annexed hereto as
        Schedule 9.1.1;

9.1.2 cause all requisite corporate action of the Corporation to be taken to approve the transfer of the Purchased Shares pursuant hereto;

9.1.3 deliver to the Purchaser the written resignations of such members of the board of directors and officers of the Corporation as are designated by the Purchaser, and cause each of such directors and officers to execute and deliver to the Purchaser releases in the form annexed hereto as Schedule 9.1.3;

9.1.4 deliver to the Purchaser share certificates representing the Purchased Shares, in each case duly endorsed in blank for transfer;

9.1.5 cause Boulard to execute and deliver the Boulard Employment Agreement to Advanced Accessory Systems, LLC.

9.1.6 cause Boulard, Janet Boulard and Hamer to execute and deliver the Non-Competition and Confidentiality Agreement to the Purchaser;

9.1.7 deliver to the Purchaser (i) the minute books, registers of transfer, registers of shareholders, registers of directors, share certificate books and the corporate seal of the Corporation, and (ii) by leaving same at the Corporation's head office location the ledgers, account books, financial records, permits and licenses, policies of insurance, contracts, agreements, indentures, instruments, commitments, Tax returns, evidence or indications of ownership of the Corporation in and to their assets, rights and properties and all other documents, certificates and records of the Corporation, all of which shall be true and complete.

9.1.8   cause Boulard to pay the sum of Sixteen Thousand ($16,000.00) Dollars
        (Cdn) plus the relevant G.S.T. and P.S.T. to the Corporation for a transfer of ownership to Boulard of the Nissan vehicle owned by the Corporation and used by Boulard.

9.2 The obligation of the Purchaser to proceed with the Closing is subject to each of the conditions hereinbelow set forth, all of which are agreed to be material and are inserted for the exclusive benefit of the Purchaser, and may be waived in whole or part by the Purchaser, provided that any waiver, to be effective, must be in writing:

9.2.1   the representations and warranties of Boulard contained in subsection
        4.1 hereof shall be true and correct as if made at and as of the Closing Date; the representations and warranties of Hamer contained in subsection 4.2 hereof shall be true and correct as if made at and as of the Closing Date; all other representations and warranties of the Vendors contained herein, which are not expressly limited or qualified as to materiality, shall be true and correct in all material respects as if made at and as of the Closing Date; all other representations and warranties of the Vendors contained herein, which are expressly limited or qualified as to materiality, shall be true and correct as if made at and as of the Closing Date; the Vendors shall have complied with all the covenants and agreements contained herein and satisfied all the conditions set forth in this subsection 9.2 as of the Closing Date; Boulard shall have delivered to the Purchaser a certificate in his personal capacity, dated as of the Closing Date, certifying that the representations and warranties contained in subsection 4.1 hereof are true and correct as of the Closing Date; Hamer shall have delivered to the Purchaser a certificate in his personal capacity, dated as of the Closing Date, certifying that the representation and warranties contained in subsection 4.2 hereof are true and correct as of the Closing Date, and the Vendors shall have delivered to the Purchaser a certificate, dated as of the Closing Date, certifying that the representations and warranties of the Vendors to the Purchaser contained in this Agreement (other than in subsections 4.1 and 4.2 hereof): (i) which are not expressly limited or qualified as to materiality are true and correct in all material respects as of the Closing Date (ii) which are expressly limited or qualified as to materiality are true and correct as of the Closing Date, and confirming that the Vendors have complied with all their covenants and agreements contained herein and satisfied all the conditions in this subsection 9.2 as of the Closing Date;

9.2.2 The Corporation shall not have suffered any material adverse change in its business, financial condition, results of operations or prospects since the date hereof, and there will not have been any occurrence or circumstance which might reasonably be expected to result in a change thereto, and there shall be no material adverse difference in the financial position of the Corporation as compared with the financial position of the Corporation set out in the 1997 Financial Statements;

9.2.3 all actions, proceedings, instruments and documents required to complete the transactions contemplated herein or instrumental thereto, and all other legal matters relating to the matters contemplated herein, shall have been approved as to form, substance and legality by counsel for the Purchaser, acting reasonably;

9.2.4 that no suit, action or other proceeding of material consequence shall be pending, or threatened, before a court or Governmental Agency seeking to restrain or to obtain damages or other relief in connection with this Agreement, or the consummation of the transaction contemplated hereby;

9.2.5 the Purchaser and its accountants shall undertake such examination of the books of account and financial statements of the Corporation (and in particular, but without restricting the generality of that statement, financial representations of the Vendors herein) as the Purchaser views requisite, and the Purchaser shall, in its sole discretion, be satisfied with the accountants' report, provided that the Purchaser and its accountant's due diligence shall be completed within thirty (30) days of the date of the execution of this Agreement by all of the parties to the Agreement. In the event that the Purchaser or its accountants identifies any discrepancy in the representations and warranties of the Vendors, that is material in nature, the period of due diligence will be extended by up to five (5) days. If a resolution of any material discrepancy in the representations and warranties of the Vendors is not achieved within the further five (5) day period and the discrepancy results in the breach of a material representation or warranty herein, the Agreement will be deemed to be terminated in accordance with Section 9.3 and the parties shall no longer be obligated to each other, except for the joint and several obligations of the Vendors to pay the Purchaser's reasonable legal and accounting fees and expenses and the Purchaser shall have no further recourse against the Vendors in respect thereof. If the Purchaser has not notified the Vendors in writing prior to the end of such fifteen
        (15) day period (or twenty (20) day period in the event it has been extended) that this condition has not been fulfilled, this condition shall be deemed to be fulfilled.

9.3 In the event that any of the conditions precedent to the obligations of the Purchaser set forth in subsection 9.2 hereof shall not have been fulfilled and/or performed on or prior to the Closing Date, otherwise than as a result of the Purchaser's acts or omissions, the Purchaser may, at its option, either (i) terminate this Agreement by written notice to the Vendors at any time prior to the Closing without further formality or (ii) proceed with the Closing, in either case without prejudice to the Purchaser's rights, recourses and remedies.

9.4     At Closing, the Purchaser undertakes to:

9.4.1 cause all requisite corporate action of the Purchaser to be taken to approve the transactions contemplated herein;

9.4.2   pay the Purchase Price;

9.4.3 to loan Three Hundred and Fifty Two Thousand Three Hundred and Forty Eight ($352,348.00) Dollars (Cdn) to the Corporation to be used by the Corporation to pay out shareholders loans in the amount of Two Hundred and Forty One Thousand Three Hundred and Forty Eight ($241,348.00) Dollars and to allow the Corporation to redeem all of the outstanding Preference shares for One Hundred and Eleven Thousand ($111,000.00) Dollars;

9.4.4 To loan to the Corporation a sum sufficient to pay out as of closing the Corporation's outstanding third party debts as listed below, to a maximum of $547,652.00, in order to secure release of all of the personal guarantees of the shareholders of the Corporation.

        THIRD PARTY CREDITOR                        OUTSTANDING AS OF JUNE 30/97
        Ontario Development Corporation - Loan 1 (July 4)            $201,214.90
        Ontario Development Corporation - Loan 2 (July 4)              78,025.32
        Business Development Bank of Canada (Mortgage)                140,800.00
        Toronto Dominion Bank (line of credit)                         62,500.00
        Jutland Tool and Die                                           15,699.70
        AT & T Capital Lease                                            3,913.06
        Nissan Canada                                                  16,923.01
        Teleteck                                                        1,091.78
                                                                     -----------
                         TOTAL:                                      $520,167.77

9.5 The Vendors' obligation to proceed with the Closing is subject to the conditions hereinbelow set forth, all of which are agreed to be material and are inserted for the Vendors' exclusive benefit, and may be waived in whole or part by the Vendors, provided that any waiver, to be effective, must be in writing:

9.5.1 the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as if made at and as of the Closing Date and the Purchaser shall have complied with all the covenants and agreements contained herein and satisfied all the conditions in this subsection 9.5 as of the Closing Date; the Purchaser shall have delivered to the Vendors a certificate, dated as of the Closing Date, certifying that the representations and warranties of the Purchaser to the Vendors contained in this Agreement are true and correct in all material respects as of the Closing Date, and confirming that the Purchaser has complied with all its covenants and agreements contained herein and satisfied all the conditions in this subsection
        9.5 as of the Closing Date; and

9.5.2 all material actions, proceedings, instruments and documents required to complete the transactions contemplated herein or instrumental thereto, and all other legal matters relating to the matters contemplated herein, shall have been approved as to form, substance and legality by counsel for the Vendors, acting reasonably.

9.6 In the event that any of the conditions precedent to the Vendors' obligations set forth in subsection 9.5 hereof shall not have been fulfilled and/or performed on or prior to the Closing Date, otherwise than as a result of the acts or omissions of any of the Vendors, the Vendors may, at their option, either (i) terminate this Agreement by written notice to the Purchaser at any time prior to the Closing without further formality or (ii) proceed with the Closing, in either case without prejudice to the Vendors' rights, recourses or remedies.

SECTION 10 - NOTICES

10.1 Any notice, demand or other communication required or permitted to be given hereunder shall be given in writing and sent by prepaid registered mail, return receipt requested, by telecopier or delivered by hand, at the following addresses:


If to Boulard:        Hamer Bay Road
                      Hamer Bay, Ontario
                      P0C 1H0


If to Hamer:          Hamer Bay Road
                      Hamer Bay, Ontario
                      P0C 1H0

In each case
with a copy to:       Pinckard, Wyjad Associates
                      39 Dominion Street, Box 77
                      Bracebridge, Ontario
                      P1L 1R6
                      Att:  Daniel J. Wyjad, M Sc., L.L.B.

If to the Purchaser:  Advanced Accessory Systems Canada Inc. / Les Systems
                      D'Accessoury Advanced Du Canada Inc.
                      Sterling Town Centre
                      12900 Hall Road, Suite 200
                      Sterling Heights, Michigan
                      U.S.A.  48313
                      Att:  Terence C. Seikel, V.P. Finance and Administration

                      Fax: (810) 997 6839

With a copy to:       Wilson, Walker, Hochberg, Slopen
                      300 - 443 Ouellette Avenue
                      Windsor, Ontario N9A 6R4
                      (519) 977-1555
                      Att:  Stephen M. Cheifetz

                      Fax: (519) 977-1566


or to such other address as any of the parties may have previously indicated in writing in accordance with the terms hereof. Any such notice, demand or communication shall be deemed to have been received on the first Banking Day following actual receipt.

SECTION 11 - CONCLUDING PROVISIONS

11.1 No public statement regarding the transactions contemplated herein shall be made without the prior written consent of the parties hereto.

11.2 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes, claims or controversies between the parties hereto, whether arising during the term of this Agreement or at any time thereafter, which touches upon the validity, negotiation, breach, existence, construction, meaning, performance or effect of this Agreement or the rights and liabilities of the parties hereto or any matter arising out of or connected with this Agreement shall be referred to and finally settled by binding arbitration pursuant to the Arbitrations Act (Ontario) and as provided in this subsection 11.2 and the decision of the arbitrator shall be final and binding as among the parties hereto. There will be one arbitrator chosen by and acceptable to the parties hereto. The place of arbitration shall be in Toronto, Ontario, Canada. The governing law shall be the substantive law of the Province of Ontario and the laws of Canada applicable therein.

11.3 No party hereto may assign or transfer any of its rights or obligations hereunder without the express written consent of the other parties hereto, except that any party shall be entitled to assign or transfer its rights and/or obligations hereunder to: (i) any subsidiary or affiliated company thereof,
(ii) any or all of its lenders, as general and continuing collateral security for the performance of its obligations to such lenders. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, administrators, executors and legal representatives.

11.4 The parties agree to perform such acts and execute and deliver such agreements and instruments as may be necessary or desirable from time to time in order to give full effect to the provisions hereof including, without limitation, the timely furnishing of all information.

11.5 The provisions contained herein and in any document, certificate or other instrument required to be delivered by or on behalf of a party hereto constitute the entire understanding among the parties in connection with the matters contemplated herein. All previous communications between the parties, whether written or verbal, relating to the subject matter hereof, are superseded and replaced hereby. No modification of the terms hereof shall be binding upon a party hereto unless made in writing and signed by such party.

11.6 The terms "hereof", "herein", "hereunder" and other words of similar import mean and refer to this Agreement as a whole and not a particular section, subsection or paragraph, unless expressly so stated. Any reference herein to any gender shall include all genders.

11.7    Time shall be of the essence hereof.

11.8 All references to dollar amounts herein mean Canadian dollars unless otherwise indicated.

11.9 Each of the parties hereto shall be responsible and pay for all costs, expenses and fees incurred by them in connection with the transactions contemplated hereby.

11.10 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same document.

        IN WITNESS WHEREOF THE PARTIES HAVE SIGNED ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.





                                /s/ Robert Boulard
                                -----------------------------------------------
                                ROBERT BOULARD



                                /s/ Alan Hamer
                                -----------------------------------------------
                                ALAN HAMER



                                ADVANCED ACCESSORY SYSTEMS CANADA INC. /
                                LES SYSTEMES D'ACCESSOIRE ADVANCED CANADA INC.



                                Per: /s/ Terence Seikel
                                    --------------------------------------------
                                                    (Authorized Signing Officer)